                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT
-----------------------------


We consent to the use in this Amendment No. 2 to Registration Statement No. 333-69217 of FlashNet Communications, Inc. of our report dated February 23, 1999 (___________, 1999 as to the last paragraph in Note 12) (which includes an explanatory paragraph relating to the Company's change in method of accounting for revenue recognition) appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.


Fort Worth, Texas
______________, 1999



                             --------------------



The accompanying financial statements reflect the 3.4 for 1 split of common stock, which is to be effected at the moment immediately preceding consummation of the Company's initial public offering. The above consent is in the form which will be signed by Deloitte & Touche LLP upon consummation of such split, which is described in the last paragraph in Note 12 of Notes to Consolidated Financial Statements, and assuming that, from December 31, 1998 to the date of such split, no other events shall have occurred, other than those described in
Note 12 of Notes to Consolidated Financial Statements, that would affect the accompanying financial statements and notes thereto.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Fort Worth, Texas
February 23, 1999